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                                 Exhibit 11.1



                          ELANTEC SEMICONDUCTOR, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 Three Months Ended       Nine Months Ended
                                                       June 30,                June 30,
                                                   ---------------         ---------------
                                                    1997     1996           1997     1996
                                                   ------   ------         ------   ------

Net income .....................................   $   98   $1,323         $   67   $3,657
                                                   ======   ======         ======   ======

Common and common equivalent shares outstanding:
   Common stock ................................    8,962    8,468          8,842    8,429
   Common stock options ........................      277      800            429      908
                                                   ------   ------         ------   ------
Common and common equivalent shares used in
  computing per share amounts ..................    9,239    9,448          9,271    9,337
                                                   ======   ======         ======   ======

Net income per share ...........................   $ 0.01   $ 0.14         $ 0.01   $ 0.39
                                                   ======   ======         ======   ======